Exhibit 8.1

LIST OF SUBSIDIARIES OF HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Subsidiaries	Jurisdiction of Incorporation
Hollysys (Asia Pacific) Pte. Limited	Singapore
Gifted Time Holdings Limited	British Virgin Islands
Clear Mind Limited	British Virgin Islands
World Hope Enterprises Limited	Hong Kong
Concord Solution (HK) Limited	Hong Kong
Beijing Helitong Science &Technology Exploration Co., Ltd.	PRC
Beijing Hollysys Group Co., Ltd.	PRC
Beijing Hollysys Automation & Drive Co., Ltd.	PRC
Beijing Hollysys Co., Ltd.	PRC
Hangzhou Hollysys Automation Co., Ltd.	PRC
Beijing Hollysys Electronics Technology Co., Ltd.	PRC
Beijing Hollycon Medicine & Technology Co., Ltd.	PRC
Beijing Haotong Science and Technology Development Co., Ltd.	PRC
Beijing WoDeWeiYe Technology Exploration Co., Ltd.	PRC
Hollysys (Beijing) Investment Co., Ltd.	PRC
Xi’an Hollysys Co., Ltd.	PRC
Concord Electrical Pte. Ltd.	Singapore
Concord Corporation Pte. Ltd	Singapore
Concord Electrical Sdn. Bhd.	Malaysia
Concord Corporation Pte. Ltd., Dubai branch	Dubai